Exhibit 99.1

News Release

Westmoreland Coal Company and Westmoreland Resource Partners, LP Announce Expiration of Tender Offer to Purchase Common Units of Westmoreland Resource Partners, LP

Englewood, CO – March 14, 2019 – Westmoreland Coal Company (“Westmoreland”) (OTCMKTS: WLBAQ) and Westmoreland Resource Partners, LP (“WMLP” and, together with Westmoreland, the “Company”) (OTCMKTS: WMLPQ), today announced that as of one minute after 11:59 p.m. Eastern Time, on March 13, 2019 (the “Expiration Time”), 182,448 common units representing limited partner interests in WMLP (“Common Units”) were validly tendered and accepted for purchase by Westmoreland Coal Company Asset Corporation, a wholly owned subsidiary of Westmoreland, in Westmoreland’s previously announced tender offer (the “Offer”).

Upon purchase of the tendered Common Units, Westmoreland will own 182,448 Common Units, representing 14.2% of the outstanding WMLP Common Units, which together with the equity securities of WMLP that are convertible into Common Units owned by Westmoreland, represents an approximately 95.2% beneficial limited partner interest in WMLP on an as converted basis.

Important Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. Holders of Common Units are advised to read the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3, as amended, Westmoreland’s Offer to Purchase, as amended, WMLP’s Solicitation/Recommendation Statement on Schedule 14D-9 and other documents relating to the tender offer that have been or will be filed with the Securities and Exchange Commission (the “SEC”) because they contain important information. Unitholders may also obtain copies of the offer to purchase and related materials, when and as filed with the SEC, without charge from Westmoreland or by written or oral request directed to Broadridge Corporate Issuer Solutions, Inc. at (855) 793-5068.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership. For more information, visit www.westmoreland.com.

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information about Westmoreland Resource Partners, LP, please visit www.westmorelandmlp.com.

For additional information contact:

Brian Schaffer

bschaffer@prosek.com

(646) 503-5971

Or

Kristin Cole

kcole@prosek.com

(310) 652-1411